Exhibit 99.2

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED

Exhibit 99.2 – 1

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share amounts)

	September 30, 2018	December 31, 2017
Assets
Investments in real estate:
Real estate — Land, buildings and improvements	$2,760,122	$2,772,611
Operating real estate — Land, buildings and improvements	351,007	340,772
Net investments in direct financing leases	487,347	509,228
In-place lease intangible assets	607,171	629,961
Other intangible assets	108,928	111,004
Investments in real estate	4,314,575	4,363,576
Accumulated depreciation and amortization	(696,927)	(626,655)
Net investments in real estate	3,617,648	3,736,921
Equity investments in real estate	451,517	409,254
Cash and cash equivalents	84,563	119,094
Accounts receivable and other assets, net	272,114	322,201
Total assets	$4,425,842	$4,587,470
Liabilities and Equity
Debt:
Mortgage debt, net	$1,802,163	$1,849,459
Senior credit facility, net	130,294	101,931
Debt, net	1,932,457	1,951,390
Accounts payable, accrued expenses and other liabilities	132,328	132,751
Below-market rent and other intangible liabilities, net	57,917	61,222
Deferred income taxes	26,361	30,524
Due to affiliates	12,598	11,467
Distributions payable	57,339	56,859
Total liabilities	2,219,000	2,244,213
Commitments and contingencies (Note 11)

Preferred stock, $0.001 par value; 50,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value; 900,000,000 shares authorized; and 352,853,616 and 349,899,827 shares, respectively, issued and outstanding	353	349
Additional paid-in capital	3,206,608	3,174,786
Distributions in excess of accumulated earnings	(994,352)	(861,319)
Accumulated other comprehensive loss	(109,282)	(78,420)
Total stockholders’ equity	2,103,327	2,235,396
Noncontrolling interests	103,515	107,861
Total equity	2,206,842	2,343,257
Total liabilities and equity	$4,425,842	$4,587,470

See Notes to Consolidated Financial Statements.

Exhibit 99.2 – 2

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except share and per share amounts)

	Nine Months Ended September 30,
	2018	2017
Revenues
Lease revenues:
Rental income	$219,293	$235,921
Interest income from direct financing leases	42,694	43,831
Total lease revenues	261,987	279,752
Operating real estate income	35,917	28,543
Other operating income	18,633	20,484
Other interest income	13,846	8,135
	330,383	336,914
Operating Expenses
Depreciation and amortization	96,070	87,519
Property expenses	72,980	54,361
Impairment charges and other credit losses	34,373	4,795
Operating real estate expenses	23,627	9,893
General and administrative	9,951	11,225
Merger and other expenses	4,528	716
	241,529	168,509
Other Income and Expenses
Interest expense	(62,689)	(66,619)
Equity in earnings of equity method investments in real estate	20,745	349
Other gains and (losses)	7,912	22,385
Loss on extinguishment of debt	—	(1,980)
	(34,032)	(45,865)
Income before income taxes and gain on sale of real estate	54,822	122,540
Provision for income taxes	(1,273)	(2,730)
Income before gain on sale of real estate, net of tax	53,549	119,810
Gain on sale of real estate, net of tax	4,370	2,871
Net Income	57,919	122,681
Net income attributable to noncontrolling interests (inclusive of Available Cash Distributions to a related party of $18,611 and $19,240, respectively)	(27,210)	(29,135)
Net Income Attributable to CPA:17 – Global	$30,709	$93,546
Basic and Diluted Earnings Per Share	$0.09	$0.27
Basic and Diluted Weighted-Average Shares Outstanding	352,952,199	347,641,667

Distributions Declared Per Share	$0.4875	$0.4875

See Notes to Consolidated Financial Statements.

Exhibit 99.2 – 3

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED
CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (UNAUDITED)
(in thousands)

	Nine Months Ended September 30,
	2018	2017
Net Income	$57,919	$122,681
Other Comprehensive (Loss) Income
Foreign currency translation adjustments	(34,884)	87,898
Change in net unrealized gain (loss) on derivative instruments	3,396	(19,485)
Change in unrealized gain on marketable investments	—	32
	(31,488)	68,445
Comprehensive Income	26,431	191,126

Amounts Attributable to Noncontrolling Interests
Net income	(27,210)	(29,135)
Foreign currency translation adjustments	626	(1,989)
Comprehensive income attributable to noncontrolling interests	(26,584)	(31,124)
Comprehensive (Loss) Income Attributable to CPA:17 – Global	$(153)	$160,002

See Notes to Consolidated Financial Statements.

Exhibit 99.2 – 4

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED
CONSOLIDATED STATEMENTS OF EQUITY (UNAUDITED)
Nine Months Ended September 30, 2018 and 2017
(in thousands, except share and per share amounts)

	CPA:17 – Global
	Total Outstanding Shares	Common Stock	Additional Paid-In Capital	Distributions in Excess of Accumulated Earnings	Accumulated Other Comprehensive Loss	Total CPA:17 – Global Stockholders	Noncontrolling Interests	Total
Balance at January 1, 2018	349,899,827	$349	$3,174,786	$(861,319)	$(78,420)	$2,235,396	$107,861	$2,343,257
Cumulative-effect adjustment for the adoption of new accounting pronouncement (Note 2)				8,068		8,068		8,068
Shares issued	4,980,676	5	50,175			50,180		50,180
Shares issued to affiliates	1,484,554	1	14,920			14,921		14,921
Shares issued to directors	7,470	1	75			76		76
Distributions declared ($0.4875 per share)				(171,810)		(171,810)		(171,810)
Distributions to noncontrolling interests						—	(31,636)	(31,636)
Contributions from noncontrolling interests						—	706	706
Net income				30,709		30,709	27,210	57,919
Other comprehensive loss:
Foreign currency translation adjustments					(34,258)	(34,258)	(626)	(34,884)
Realized and unrealized gain on derivative instruments					3,396	3,396		3,396
Repurchase of shares	(3,518,911)	(3)	(33,348)			(33,351)		(33,351)
Balance at September 30, 2018	352,853,616	$353	$3,206,608	$(994,352)	$(109,282)	$2,103,327	$103,515	$2,206,842

Balance at January 1, 2017	343,575,840	$343	$3,106,456	$(732,613)	$(156,676)	$2,217,510	$97,494	$2,315,004
Shares issued	7,570,420	8	76,853			76,861		76,861
Shares issued to affiliates	2,045,220	2	20,691			20,693		20,693
Shares issued to directors	9,891	—	100			100		100
Distributions declared ($0.4875 per share)				(169,133)		(169,133)		(169,133)
Distributions to noncontrolling interests						—	(29,244)	(29,244)
Contributions from noncontrolling interests						—	1	1
Net income				93,546		93,546	29,135	122,681
Other comprehensive income:
Foreign currency translation adjustments					85,909	85,909	1,989	87,898
Realized and unrealized loss on derivative instruments					(19,485)	(19,485)		(19,485)
Change in unrealized gain on marketable investments					32	32		32
Repurchase of shares	(4,882,760)	(5)	(46,298)			(46,303)		(46,303)
Balance at September 30, 2017	348,318,611	$348	$3,157,802	$(808,200)	$(90,220)	$2,259,730	$99,375	$2,359,105

See Notes to Consolidated Financial Statements.

Exhibit 99.2 – 5

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine Months Ended September 30,
	2018	2017
Cash Flows — Operating Activities
Net Cash Provided by Operating Activities	$200,787	$196,142
Cash Flows — Investing Activities
Capital contributions to equity investments in real estate	(64,888)	(151,554)
Funding for build-to-suit projects and expansions	(35,418)	(10,153)
Proceeds from repayment of loan receivable	33,000	—
Return of capital from equity investments in real estate	17,834	32,351
Proceeds from sale of real estate	7,776	111,222
Capital expenditures on owned real estate	(2,856)	(2,526)
Payment of deferred acquisition fees to an affiliate	(2,694)	(3,826)
Proceeds from insurance settlements	1,874	—
Acquisitions of real estate and direct financing leases	(1,862)	(11,331)
Value added taxes paid in connection with acquisition of real estate	(1,316)	(1,884)
Other investing activities, net	1,315	1,646
Proceeds from repayment of preferred equity interest	—	27,000
Value added taxes refunded in connection with acquisition of real estate	—	7,334
Net Cash Used in Investing Activities	(47,235)	(1,721)
Cash Flows — Financing Activities
Distributions paid	(171,330)	(168,358)
Proceeds from Senior Credit Facility	95,590	67,261
Repayments of Senior Credit Facility	(66,378)	(68,990)
Proceeds from issuance of shares	50,180	76,861
Repurchase of shares	(33,351)	(46,303)
Distributions to noncontrolling interests	(31,636)	(29,244)
Scheduled payments and prepayments of mortgage principal	(30,628)	(350,303)
Contributions from noncontrolling interests	706	1
Payment of financing costs and mortgage deposits, net of deposits refunded	(98)	(1,026)
Proceeds from mortgage financing	—	203,478
Other financing activities, net	—	(614)
Net Cash Used in Financing Activities	(186,945)	(317,237)
Change in Cash and Cash Equivalents and Restricted Cash During the Period
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(2,426)	8,219
Net decrease in cash and cash equivalents and restricted cash	(35,819)	(114,597)
Cash and cash equivalents and restricted cash, beginning of period	145,108	300,153
Cash and cash equivalents and restricted cash, end of period	$109,289	$185,556
See Notes to Consolidated Financial Statements.

Exhibit 99.2 – 6

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 1. Organization

Corporate Property Associates 17 – Global Incorporated, or CPA:17 – Global, and together with its consolidated subsidiaries, we, us, or our, was a publicly owned REIT that invested primarily in commercial real estate properties leased to companies both domestically and internationally. We were formed in 2007 and managed from inception by W. P. Carey Inc., or WPC, through one of its subsidiaries, which we collectively refer to as our Advisor. On June 17, 2018, we entered into an agreement and plan of merger, or the Merger Agreement, with WPC and certain of its subsidiaries, pursuant to which we agreed to merge with and into one of WPC’s subsidiaries in exchange for shares of WPC’s common stock, subject to certain conditions, including approvals by our stockholders and the stockholders of WPC, which we refer to herein as the Merger. The Merger and related transactions were approved by our stockholders and the stockholders of WPC on October 29, 2018 and was completed on October 31, 2018 (Note 3, Note 15). As a REIT, we were not subject to U.S. federal income taxation as long as we satisfied certain requirements, principally relating to the nature of our income and the level of our distributions, among other factors. We earned revenue primarily by leasing the properties we owned to single corporate tenants, predominantly on a triple-net lease basis, which requires the tenant to pay substantially all of the costs associated with operating and maintaining the property.

At September 30, 2018, our portfolio was comprised of full or partial ownership interests in 410 properties, totaling approximately 43.6 million square feet, substantially all of which were triple-net leased to 112 tenants, with a weighted-average lease term of 11.0 years and an occupancy rate of 97.4%. In addition, our portfolio was comprised of full or majority ownership interests in 45 operating properties, including 44 self-storage properties and one hotel property, for an aggregate of approximately 3.7 million square feet.

We operated in two reportable business segments: Net Lease and Self Storage. Our Net Lease segment included our domestic and foreign investments in net-leased properties, whether they were accounted for as operating or direct financing leases. Our Self Storage segment was comprised of our investments in self-storage properties. In addition, we had investments in loans receivable, commercial mortgage-backed securities, or CMBS, one hotel, and certain other properties, which were included in our All Other category (Note 14). Our reportable business segments and All Other category were the same as our reporting units.

Note 2. Basis of Presentation

Basis of Presentation

In the opinion of management, the unaudited financial information for the interim periods presented herein, or this Report, reflects all normal and recurring adjustments necessary for a fair statement of financial position, results of operations, and cash flows. Our interim consolidated financial statements should be read in conjunction with our audited consolidated financial statements and accompanying notes for the year ended December 31, 2017, which are included in the Annual Report on Form 10-K for the year ended December 31, 2017, as filed with the SEC on March 15, 2018, or the 2017 Annual Report, as certain disclosures that would substantially duplicate those contained in the audited consolidated financial statements have not been included in this Report. Operating results for interim periods are not necessarily indicative of operating results for an entire year.

Basis of Consolidation

Our consolidated financial statements reflected all of our accounts, including those of our controlled subsidiaries and our tenancy-in-common interest, as described below. The portions of equity in consolidated subsidiaries that were not attributable, directly or indirectly, to us were presented as noncontrolling interests. All significant intercompany accounts and transactions were eliminated.

When we obtained an economic interest in an entity, we evaluated the entity to determine if it should have been deemed a variable interest entity, or VIE, and, if so, whether we were the primary beneficiary and were therefore required to consolidate the entity. We applied accounting guidance for consolidation of VIEs to certain entities in which the equity investors did not have the characteristics of a controlling financial interest or did not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Fixed price purchase and renewal options within a lease, as well as certain decision-making rights within a loan or joint-venture agreement, may have caused us to consider an entity a VIE. Limited partnerships and other similar entities that operate as a partnership were considered to be a VIE unless the

Exhibit 99.2 – 7

Notes to Consolidated Financial Statements (Unaudited)

limited partners held substantive kick-out rights or participation rights. Significant judgment was required to determine whether a VIE should have been consolidated. We reviewed the contractual arrangements provided for in the partnership agreement or other related contracts to determine whether the entity was considered a VIE, and to establish whether we had any variable interests in the VIE. We then compared our variable interests, if any, to those of the other variable interest holders to determine which party is the primary beneficiary of the VIE based on whether the entity (i) had the power to direct the activities that most significantly impacted the economic performance of the VIE and (ii) had the obligation to absorb losses or the right to receive benefits of the VIE that could potentially have been significant to the VIE. The liabilities of these VIEs were non-recourse to us and could only have been satisfied from each VIE’s respective assets.

At both September 30, 2018 and December 31, 2017, we considered 21 entities VIEs, nine of which we consolidated as we were considered the primary beneficiary. In addition, at December 31, 2017 we had one VIE entity that was accounted for as a loan receivable. The following table presents a summary of selected financial data of the consolidated VIEs, included in the consolidated balance sheets (in thousands):

	September 30, 2018	December 31, 2017
Real estate — Land, buildings and improvements	$97,562	$109,426
Operating real estate — Land, buildings and improvements	90,330	80,658
Net investments in direct financing leases	311,165	312,234
In-place lease intangible assets	8,407	8,650
Accumulated depreciation and amortization	(23,968)	(26,395)
Accounts receivable and other assets, net	30,357	73,620
Total assets	517,322	567,929

Mortgage debt, net	$102,390	$104,213
Accounts payable, accrued expenses and other liabilities	11,566	12,693
Deferred income taxes	10,621	12,374
Total liabilities	124,933	129,662

At September 30, 2018 and December 31, 2017, we had 12 and 11 unconsolidated VIEs, respectively, all of which we accounted for under the equity method of accounting. We did not consolidate these entities because we were not the primary beneficiary and the nature of our involvement in the activities of these entities allowed us to exercise significant influence on, but did not give us power over, decisions that significantly affected the economic performance of these entities. As of September 30, 2018 and December 31, 2017, the net carrying amount of our investments in these entities was $328.5 million and $282.0 million, respectively, and our maximum exposure to loss in these entities was limited to our investments.

At both September 30, 2018 and December 31, 2017, we had an investment in a tenancy-in-common interest in a portfolio of international properties. Consolidation of this investment was not required as such interest did not qualify as a VIE and did not meet the control requirement for consolidation. Accordingly, we accounted for this investment using the equity method of accounting. We used the equity method of accounting because the shared decision-making involved in a tenancy-in-common interest investment provided us with significant influence on the operating and financial decisions of this investment. At both September 30, 2018 and December 31, 2017, none of our equity investments had carrying values below zero.

Reclassifications

Certain prior period amounts were reclassified to conform to the current period presentation.

Restricted Cash — In connection with our adoption of Accounting Standards Update, or ASU, 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash, as described below, we revised our condensed consolidated statements of cash flows to include restricted cash when reconciling the beginning-of-period and end-of-period cash amounts shown on the statement of cash flows. As a result, we retrospectively revised prior periods presented to conform to the current period presentation. Restricted cash primarily consisted of security deposits and amounts required to be reserved pursuant to lender agreements for debt service, capital improvements, and real estate taxes.

Exhibit 99.2 – 8

Notes to Consolidated Financial Statements (Unaudited)

The following table provides a reconciliation of cash and cash equivalents and restricted cash reported within the consolidated balance sheets that sum to the total presented in the consolidated statement of cash flows.

	September 30, 2018	December 31, 2017
Cash and cash equivalents	$84,563	$119,094
Restricted cash (a)	24,726	26,014
Total cash and cash equivalents and restricted cash	$109,289	$145,108
__________

(a)	Restricted cash was included within Accounts receivable and other assets, net on our consolidated balance sheets.

Out-of-Period Adjustments

During the nine months ended September 30, 2018, we identified errors in our consolidated financial statements primarily relating to reimbursable tenant costs for one of our net-lease tenants and a distribution to be paid out to one of our joint-venture partners pursuant to the partnership agreement. We concluded that these adjustments were not material to our consolidated financial statements for the current period or any prior periods. As such, we recorded out-of-period adjustments during the nine months ended September 30, 2018 resulting in a net decrease to Net income attributable to CPA:17 – Global of $5.9 million, comprised of a $2.7 million increase to Property expenses, $1.5 million decrease to Other operating income, $1.4 million decrease to Equity in earnings of equity method investments in real estate, and $0.5 million increase to Depreciation and amortization, partially offset by a $0.2 million decrease to Net income attributable to noncontrolling interests.

Recent Accounting Pronouncements

Pronouncements Adopted as of September 30, 2018

In May 2014, the Financial Accounting Standards Board, or FASB, issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). ASU 2014-09 is a comprehensive new revenue recognition model requiring a company to recognize revenue to depict the transfer of goods or services to a customer at an amount reflecting the consideration it expects to receive in exchange for those goods or services. ASU 2014-09 did not apply to our lease revenues, which constituted a majority of our revenues, but primarily applied to revenues generated from our operating properties. We adopted this guidance for our interim and annual periods beginning January 1, 2018 using the modified retrospective method applied to any contracts not completed as of that date. There were no changes to the prior period presentations of revenue. Results of operations for reporting periods beginning January 1, 2018 were presented under Topic 606. The adoption of Topic 606 only impacted the revenues generated from our sole hotel investment and did not have a material impact on our consolidated financial statements.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. ASU 2016-01 requires all equity investments (other than those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value, with changes in the fair value recognized through net income. We adopted this guidance for our interim and annual periods beginning January 1, 2018. The adoption of ASU 2016-01 did not have a material impact on our consolidated financial statements.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments. ASU 2016-15 intends to reduce diversity in practice for certain cash flow classifications, including, but not limited to (i) debt prepayment or debt extinguishment costs, (ii) contingent consideration payments made after a business combination, (iii) proceeds from the settlement of insurance claims, and (iv) distributions received from equity method investees. We retrospectively adopted this guidance for our interim and annual periods beginning January 1, 2018. As a result, we reclassified debt extinguishment costs from net cash provided by operating activities to net cash used in financing activities on the condensed consolidated statement of cash flows for the nine months ended September 30, 2017. The adoption of ASU 2016-15 did not have a material impact on our consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash. ASU 2016-18 intends to reduce diversity in practice for the classification and presentation of changes in restricted cash on the statement of cash flows. ASU 2016-18 requires that the statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when

Exhibit 99.2 – 9

Notes to Consolidated Financial Statements (Unaudited)

reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. We adopted ASU 2016-18 on January 1, 2018 and retrospectively applied this standard to our condensed consolidated statements of cash flows for the nine months ended September 30, 2018 and 2017. See Restricted Cash above for additional information.

In February 2017, the FASB issued ASU 2017-05, Other Income — Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20). ASU 2017-05 clarifies that a financial asset is within the scope of Subtopic 610-20 if it meets the definition of an in substance nonfinancial asset. The amendments define the term “in substance nonfinancial asset,” in part, as a financial asset promised to a counterparty in a contract if substantially all of the fair value of the assets (recognized and unrecognized) that are promised to the counterparty in the contract is concentrated in nonfinancial assets. If substantially all of the fair value of the assets that are promised to the counterparty in a contract is concentrated in nonfinancial assets, then all of the financial assets promised to the counterparty are in substance nonfinancial assets within the scope of Subtopic 610-20. This amendment also clarifies that nonfinancial assets within the scope of Subtopic 610-20 may include nonfinancial assets transferred within a legal entity to a counterparty. For example, a parent company may transfer control of nonfinancial assets by transferring ownership interests in a consolidated subsidiary. We adopted this guidance for our interim and annual periods beginning January 1, 2018 and applied the modified retrospective transition method (applicable to any contracts not completed as of that date). Results of operations for reporting periods beginning January 1, 2018 were presented under Subtopic 610-20, while prior period amounts were not adjusted and continued to be reported under the accounting standards in effect for those periods.

As of January 1, 2018, there was one open contract, which was related to the I-drive Property disposition and I-drive Wheel restructuring (Note 13). On March 17, 2017, the developer exercised its purchase option and acquired the entertainment complex, which we refer to as the I-drive Property. The gain on sale was deferred during the first quarter of 2017 and was expected to be recognized in income upon recovery of the cost of the I-drive Property through the receipt of principal payments received on the mezzanine loan. As a result of the adoption of ASU 2017-05, we recognized a cumulative effect adjustment to the opening balance of stockholders’ equity and a reduction to Accounts payable, accrued expenses and other liabilities as of January 1, 2018 equal to the total gain on sale of the Property of $2.1 million that was previously deferred.

In addition to the sale of the I-drive Property, we restructured the $50.0 million loan, referred to as the I-drive Wheel Loan, to fund the construction of an observation wheel, which we refer to as the I-drive Wheel. This resulted in the elimination of our participation in the expected residual profits, with the loan no longer qualifying as an acquisition, development and construction of real estate arrangement, or ADC Arrangement, pursuant to the equity method of accounting. The gain recognized upon restructuring of the I-drive Wheel Loan of $16.4 million was deferred during 2017. As a result of the adoption of ASU 2017-05, the loan restructuring is now recognized as a receivable purchased at a discount of $18.6 million (which represents the carrying value of the ADC Arrangement upon restructuring on March 17, 2017) and will accrete up to the fair value of the loan in the amount of $35.0 million until maturity in December 2018. Accordingly, as of January 1, 2018, we recognized (i) a reduction of $16.4 million to Accounts payable, accrued expenses and other liabilities, (ii) a reduction of $10.4 million to Accounts receivable and other assets, net and (iii) an adjustment to the opening balance of stockholders’ equity for the accretion of the loan related to prior periods, using the effective interest method, of $6.0 million.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. ASU 2018-13 removes, modifies, and adds certain fair value disclosure requirements. We adopted this guidance for our interim period beginning July 1, 2018. The adoption of this standard did not have a material impact on our consolidated financial statements.

Note 3. Agreements and Transactions with Related Parties

Merger

On June 17, 2018, we entered into the Merger Agreement with WPC and certain of its subsidiaries, pursuant to which we agreed to merge with and into one of WPC’s subsidiaries. Upon the consummation of the Merger, each share of our issued and outstanding common stock (excluding shares held by WPC and its subsidiaries) was canceled and, in exchange for cancellation of such share, the rights attaching to such share were converted automatically into the right to receive 0.160 shares of WPC common stock. All stockholders that were entitled to receive fractional shares of WPC received cash in lieu of such fractional shares.

After entering into the Merger Agreement, in June 2018, our board of directors suspended our Distribution Reinvestment Plan, as well as repurchases of shares of our common stock from our stockholders under our quarterly discretionary redemption plan, except for special circumstance redemptions.

Exhibit 99.2 – 10

Notes to Consolidated Financial Statements (Unaudited)

On October 29, 2018, our stockholders and the stockholders of WPC approved the Merger and related transactions, and the Merger was completed on October 31, 2018 (Note 15).

Through September 30, 2018, we incurred expenses related to the Merger totaling approximately $4.9 million (including expenses incurred in 2017), which were included in Merger and other expenses in our consolidated financial statements.

Transactions with Our Advisor

We had an advisory agreement with our Advisor whereby our Advisor performed certain services for us under a fee arrangement, including the identification, evaluation, negotiation, purchase, and disposition of real estate and related assets and mortgage loans; day-to-day management; and the performance of certain administrative duties. We also reimbursed our Advisor for general and administrative duties performed on our behalf. The advisory agreement was automatically terminated on October 31, 2018, the effective date of the Merger.

The following tables present a summary of fees we paid, expenses we reimbursed, and distributions we made to our Advisor and other affiliates in accordance with the relevant agreements (in thousands):

	Nine Months Ended September 30,
	2018	2017
Amounts Included in the Consolidated Statements of Income
Asset management fees	$22,554	$22,026
Available Cash Distributions	18,611	19,240
Personnel and overhead reimbursements	5,397	6,735
Director compensation	195	259
Interest expense on deferred acquisition fees	167	199
	$46,924	$48,459
Advisor Fees Capitalized
Current acquisition fees	$1,134	$3,972
Personnel and overhead reimbursements	193	563
Deferred acquisition fees	104	3,177
	$1,431	$7,712

The following table presents a summary of amounts included in Due to affiliates in the consolidated financial statements (in thousands):

	September 30, 2018	December 31, 2017
Due to Affiliates
Asset management fees payable	$5,055	$2,435
Deferred acquisition fees, including interest	3,689	6,564
Reimbursable costs	2,056	2,162
Current acquisition fees	1,003	131
Accounts payable	795	175
	$12,598	$11,467

Exhibit 99.2 – 11

Notes to Consolidated Financial Statements (Unaudited)

Acquisition and Disposition Fees

We paid our Advisor acquisition fees for structuring and negotiating investments and related mortgage financing on our behalf, a portion of which were payable upon acquisition of investments, with the remainder subordinated to the achievement of a preferred return, which was a non-compounded cumulative distribution of 5.0% per annum (based initially on our invested capital). Acquisition fees payable to our Advisor with respect to our long-term, net-leased investments were 4.5% of the total cost of those investments and were comprised of a current portion of 2.5%, typically paid upon acquisition, and a deferred portion of 2.0%, typically paid over three years and subject to the 5.0% preferred return described above. The preferred return was achieved as of each of the cumulative periods ended September 30, 2018 and December 31, 2017. For certain types of non-long term net-leased investments, initial acquisition fees were between 1.0% and 1.75% of the equity invested plus the related acquisition fees, with no portion of the payment being deferred. Unpaid installments of deferred acquisition fees were included in Due to affiliates in the consolidated financial statements. Unpaid installments of deferred acquisition fees bore interest at an annual rate of 5.0%. The cumulative total acquisition costs, including acquisition fees paid to our Advisor, could not exceed 6.0% of the aggregate contract purchase price of all investments, which was measured at the end of each year. Our cumulative total acquisition costs did not exceed the amount that would have required our Advisor to reimburse us.

Our Advisor may have been entitled to receive a disposition fee equal to the lesser of (i) 50.0% of the competitive real estate commission (as defined in the advisory agreement) or (ii) 3.0% of the contract sales price of the investment being sold; however, payment of such fees was subordinated to the 5.0% preferred return. These fees, which were paid at the discretion of our board of directors, were deferred and payable to the advisor only in connection with a liquidity event, but were waived by our Advisor in October 2018 in connection with the Merger, which is described below.

Asset Management Fees

We paid our Advisor asset management fees that varied based on the nature of the underlying investment. We paid 0.5% per annum of average market value for long-term net leases and certain other types of real estate investments, and 1.5% to 1.75% per annum of average equity value for certain types of securities. Asset management fees were payable in cash and/or shares of our common stock at our option, after consultation with our Advisor. If our Advisor received all or a portion of its fees in shares, the number of shares issued was determined by dividing the dollar amount of fees by our most recently published estimated net asset value per share, or NAV, which was $10.04 as of December 31, 2017. Through May 31, 2018, all asset management fees earned by the Advisor were payable in shares of our common stock. In light of the Merger, in June 2018 our board of directors approved the payment of all asset management fees in cash instead of shares of our common stock, effective as of June 1, 2018. At September 30, 2018, our Advisor owned 16,131,967 shares (4.6%) of our common stock. Asset management fees were included in Property expenses in the consolidated financial statements.

Available Cash Distributions

WPC’s interest in CPA:17 Limited Partnership, or the Operating Partnership, entitled it to receive distributions of up to 10.0% of available cash generated by the Operating Partnership, referred to as the Available Cash Distribution, which was defined as cash generated from operations, excluding capital proceeds, as reduced by operating expenses and debt service, excluding prepayments and balloon payments. Available Cash Distributions were included in Net income attributable to noncontrolling interests in the consolidated financial statements. See Merger as described below.

Personnel and Overhead Reimbursements

Under the terms of the advisory agreement, our Advisor allocated a portion of its personnel and overhead expenses to us and the other entities that are managed by our Advisor, including Corporate Property Associates 18 – Global Incorporated, or CPA:18 – Global; Carey Watermark Investors Incorporated; Carey Watermark Investors 2 Incorporated; and Carey European Student Housing Fund I, L.P.; collectively referred to as the Managed Programs. Our Advisor also allocated a portion of its personnel and overhead expenses to Carey Credit Income Fund (now known as Guggenheim Credit Income Fund) prior to September 11, 2017, which was the effective date of its resignation as the advisor to that fund. Our Advisor allocated these expenses to us on the basis of our trailing four quarters of reported revenues in comparison to those of WPC and other entities managed by WPC and its affiliates.

We reimbursed our Advisor for various expenses it incurred in the course of providing services to us. We reimbursed certain third-party expenses paid by our Advisor on our behalf, including property-specific costs, professional fees, office expenses, and business development expenses. In addition, we reimbursed our Advisor for the allocated costs of personnel and overhead in managing our day-to-day operations, including accounting services, stockholder services, corporate management, and

Exhibit 99.2 – 12

Notes to Consolidated Financial Statements (Unaudited)

property management and operations. We did not reimburse our Advisor for the cost of personnel if these personnel provided services for transactions for which our Advisor received a transaction fee, such as for acquisitions and dispositions. Under the advisory agreement, the amount of applicable personnel costs allocated to us was capped at 1.0% and 2.0% for 2018 and 2017, respectively, of pro rata lease revenues for each year. Costs related to our Advisor’s legal transactions group were based on a schedule of expenses relating to services performed for different types of transactions, such as financings, lease amendments, and dispositions, among other categories, and includes 0.25% of the total investment cost of an acquisition. In general, personnel and overhead reimbursements were included in General and administrative expenses in the consolidated financial statements. However, we capitalized certain of the costs related to our Advisor’s legal transactions group if the costs related to a transaction that were not considered to be a business combination.

Excess Operating Expenses

Our Advisor was obligated to reimburse us for the amount by which our operating expenses exceeded the “2%/25% guidelines” (the greater of 2% of average invested assets or 25% of net income) as defined in the advisory agreement for any 12-month period, subject to certain conditions. For the most recent trailing four quarters, our operating expenses were below this threshold.

Jointly Owned Investments and Other Transactions with Affiliates

At September 30, 2018, we owned interests ranging from 6% to 97% in jointly owned investments, with the remaining interests held by affiliates or by third parties. We consolidated certain of these investments and accounted for the remainder under the equity method of accounting. We also owned an interest in a jointly controlled tenancy-in-common interest in several properties, which we accounted for under the equity method of accounting (Note 6). At December 31, 2017, we had $0.2 million due from an affiliate primarily related to one of our jointly owned investments, which was repaid.

Note 4. Real Estate and Operating Real Estate

Real Estate — Land, Buildings and Improvements

Real estate, which consists of land and buildings leased to others, and which are subject to operating leases, is summarized as follows (in thousands):

	September 30, 2018	December 31, 2017
Land	$555,133	$567,113
Buildings and improvements	2,159,151	2,200,901
Real estate under construction (a)	45,838	4,597
Less: Accumulated depreciation	(393,058)	(354,668)
	$2,367,064	$2,417,943
__________

(a)	Amount as of September 30, 2018 includes accrued capitalized costs of $12.2 million.

During the nine months ended September 30, 2018, the U.S. dollar strengthened against the euro, as the end-of-period rate for the U.S. dollar in relation to the euro decreased by 3.5% to $1.1576 from $1.1993. As a result, the carrying value of our real estate decreased by $41.8 million from December 31, 2017 to September 30, 2018.

Depreciation expense, including the effect of foreign currency translation, on our real estate was $50.1 million and $48.4 million for the nine months ended September 30, 2018 and 2017, respectively.

Real Estate Under Construction

At September 30, 2018 and December 31, 2017, we had two and three build-to-suit investments that were still under construction, respectively. During the nine months ended September 30, 2018, we completed one of our build-to-suit investments, which had a total cost of $5.9 million and was placed into service. The aggregate unfunded commitment on our build-to-suit investments and certain other tenant improvements totaled approximately $21.1 million and $56.5 million at September 30, 2018 and December 31, 2017, respectively.

Exhibit 99.2 – 13

Notes to Consolidated Financial Statements (Unaudited)

Operating Real Estate — Land, Buildings and Improvements

Operating real estate, which consists of our wholly owned domestic self-storage operations and a majority ownership in one hotel, is summarized as follows (in thousands):

	September 30, 2018	December 31, 2017
Land	$90,560	$90,042
Buildings and improvements	256,276	250,730
Real estate under construction (a)	4,171	—
Less: Accumulated depreciation	(32,237)	(26,087)
	$318,770	$314,685
__________

(a)	Primarily represented restoration costs on our hotel property, which was impacted by Hurricane Irma as noted below.

Depreciation expense on our operating real estate was $6.2 million and $5.0 million for the nine months ended September 30, 2018 and 2017, respectively.

Hurricane Impact Update

Hurricane Irma made landfall in September 2017, which directly impacted our hotel in Miami, Florida, leased to Shelborne Operating Associates, LLC, or the Shelborne Hotel. The hotel sustained damage and has since been operating at less than full capacity. We believe all of the damages are covered by our insurance policy, apart from the estimated insurance deductible of $1.8 million and certain professional fees. In May 2018, in response to a delay in collecting our outstanding insurance receivables, we filed a complaint against our insurance carrier in the State of Florida. As such, we assessed the outstanding insurance receivable for collectability and recorded a reserve for insurance receivables totaling $2.0 million for the nine months ended September 30, 2018, which was included within Operating real estate expenses on our consolidated financial statements. We will continue to assess the collectability of the insurance proceeds on a periodic basis. At September 30, 2018, we had $21.7 million of insurance receivables, net of reserves, in Accounts receivable and other assets on our consolidated financial statements. As a result of filing the complaint, the amount payable to our third-party insurance adjuster was reduced by $1.4 million, as per our contractual arrangement, which we recorded as a reduction to expenses within Other gains and (losses) on our consolidated financial statements during the nine months ended September 30, 2018.

Through September 30, 2018, we received $3.2 million of insurance proceeds for remediation and restoration costs. In addition to the above, we had business interruption insurance coverage pertaining to the operating losses that resulted from Hurricane Irma. We would only record revenue for covered business interruption when both the recovery is probable and contingencies have been resolved with the insurance carrier.

As restoration work continues to be performed, the estimated costs may change. Any changes in estimates for property damage will be recorded in the periods in which they are determined and any additional work will be recorded in the periods in which it was performed.

The aggregate unfunded commitment on the estimated remaining repairs remaining at our Shelborne Hotel totaled approximately $26.6 million at September 30, 2018.

Note 5. Finance Receivables

Assets representing rights to receive money on demand or at fixed or determinable dates were referred to as finance receivables. Our finance receivables portfolio consisted of our Net investments in direct financing leases and loans receivable. Operating leases were not included in finance receivables as such amounts were not recognized as an asset in the consolidated financial statements. Our loans receivable were included in Accounts receivable and other assets, net in the consolidated financial statements. Earnings from our loans receivable were included in Other interest income in the consolidated financial statements.

Exhibit 99.2 – 14

Notes to Consolidated Financial Statements (Unaudited)

At September 30, 2018 and December 31, 2017, we had four and five loans receivable with outstanding balances of $76.0 million and $110.5 million, respectively, which were included in Accounts receivable and other assets, net in the consolidated financial statements. The adoption of ASU 2017-05 impacted our outstanding loans receivable balance at September 30, 2018. See Note 2 for more details.

On January 8, 2015, we provided a mezzanine loan of $30.0 million to a subsidiary of 1185 Broadway LLC for the development of a hotel on a parcel of land in New York, New York. The mezzanine loan was collateralized by an equity interest in a subsidiary of 1185 Broadway LLC. On July 2, 2018, we received full repayment of this $30.0 million mezzanine loan. We also forfeited our right to any ongoing equity interest in the related investment in return for an additional $3.0 million payment upon payoff.

In January 2018, The New York Times Company, a tenant at one of our properties, exercised its bargain purchase option to acquire the property for $250.0 million in 2019. There can be no assurance that such repurchase will be completed.

Credit Quality of Finance Receivables

We generally invested in facilities that we believed were critical to a tenant’s business and therefore had a lower risk of tenant default. At September 30, 2018 and December 31, 2017, we had $2.3 million and $1.1 million, respectively, of finance receivable balances that were past due, of which we established allowances for credit losses of $1.9 million and $0.7 million, respectively.

We evaluated the credit quality of our finance receivables utilizing an internal five-point credit rating scale, with one representing the highest credit quality and five representing the lowest. The credit quality evaluation of our finance receivables was updated quarterly.

A summary of our finance receivables by internal credit quality rating is as follows (dollars in thousands):

	Number of Tenants / Obligors at		Carrying Value at
Internal Credit Quality Indicator	September 30, 2018	December 31, 2017	September 30, 2018 (a)	December 31, 2017
1	—	—	$—	$—
2	2	2	63,257	62,744
3	9	8	358,999	379,621
4	5	8	129,631	165,413
5	1	1	11,494	11,950
			$563,381	$619,728
__________

(a)
During the nine months ended September 30, 2018, we recognized an allowance for credit losses totaling $14.6 million on two of our net-lease properties that were classified as direct financing leases due to the Bon-Ton tenant informing us that it had filed for bankruptcy (Note 8). On August 31, 2018, this tenant vacated the aforementioned properties and, as a result, these two properties were reclassified to Real estate — Land, buildings and improvements on our consolidated financial statements for an aggregate amount of $4.0 million.

Note 6. Equity Investments in Real Estate

We owned equity interests in net-leased properties that were generally leased to companies through noncontrolling interests (i) in partnerships and limited liability companies that we did not control but over which we exercised significant influence or (ii) as tenants-in-common subject to common control. Generally, the underlying investments were jointly owned with affiliates. We accounted for these investments under the equity method of accounting. Earnings for each investment were recognized in accordance with each respective investment agreement and, where applicable, based upon an allocation of the investment’s net assets at book value as if the investment were hypothetically liquidated at the end of each reporting period.

Exhibit 99.2 – 15

Notes to Consolidated Financial Statements (Unaudited)

As required by current authoritative accounting guidance, we periodically compared an investment’s carrying value to its estimated fair value and recognized an impairment charge to the extent that the carrying value exceeded fair value and such decline was determined to be other than temporary. Additionally, we provided funding to developers for ADC Arrangements, under which we provided loans to third-party developers of real estate projects, which we accounted for as equity investments as the characteristics of the arrangement with the third-party developers were more similar to a jointly owned investment or partnership rather than a loan.

The following table presents Equity in earnings of equity method investments in real estate, which represented our proportionate share of the income or losses of these investments, as well as amortization of basis differences related to purchase accounting adjustments (in thousands):

	Nine Months Ended September 30,
	2018	2017
Equity Earnings from Equity Investments:
Net Lease	$22,438	$7,016
Self Storage (a)	(523)	—
All Other (b) (c) (d)	648	(4,405)
	22,563	2,611
Amortization of Basis Differences on Equity Investments:
Net Lease	(1,587)	(1,775)
All Other (b) (c) (d)	(231)	(487)
	(1,818)	(2,262)
Equity in earnings of equity method investments in real estate	$20,745	$349
__________

(a)
On July 12, 2018, we entered into a joint venture investment to acquire a 90% interest in a self-storage portfolio of seven properties for an aggregate amount of $63.8 million, of which our proportionate share was $57.4 million (including $1.1 million of acquisition fees payable to our Advisor); five of the properties are located in South Carolina, one is located in North Carolina, and one is located in Florida. This transaction was accounted for as an equity method investment as we have significant influence over this investment. All major decisions that significantly impact the economic performance of the entity require a unanimous decision vote from all of the shareholders; therefore, we did not have control over this investment.

(b)
On October 3, 2017 we restructured our Shelborne Hotel investment. All equity interests in the investment were transferred to us in satisfaction of the underlying loan. Simultaneously, we transferred a 4.5% minority interest back to one of the original equity partners in exchange for a cash contribution of $4.0 million. As a result of the restructuring, we became the managing member with controlling financial interest in the investment. The minority interests have no decision-making control. Since the original build-to-suit construction is now complete and the loan has been satisfied, we determined that this investment should no longer be accounted for as an ADC Arrangement and, as a result, consolidated this investment as of the restructure date. As a result, the nine months ended September 30, 2018 in the table above did not include any activity related to this investment.

(c)
On May 19, 2017, we received the full repayment of our preferred equity interest in BPS Nevada LLC; therefore, the preferred equity interest was retired as of that date. As a result, the nine months ended September 30, 2018 in the table above did not include any activity related to this investment.

(d)
On March 17, 2017, we restructured our investment in IDL Wheel Tenant, LLC (Note 13). As a result of the restructuring, this investment did not qualify as an ADC Arrangement under the equity method of accounting and was accounted for as a loan receivable, included in Accounts receivable and other assets, net in the consolidated financial statements. As a result, the nine months ended September 30, 2018 in the table above did not include any activity related to this investment.

Exhibit 99.2 – 16

Notes to Consolidated Financial Statements (Unaudited)

The following table sets forth our ownership interests in our equity method investments in real estate and their respective carrying values (dollars in thousands):

		Ownership Interest at	Carrying Value at
Lessee/Equity Investee	Co-owner	September 30, 2018	September 30, 2018	December 31, 2017
Net Lease:
Hellweg Die Profi-Baumärkte GmbH & Co. KG (referred to as Hellweg 2) (a) (b) (c)	WPC	37%	$106,415	$109,933
Kesko Senukai (a)	Third Party	70%	56,384	58,136
Jumbo Logistiek Vastgoed B.V. (a) (d)	WPC	85%	52,101	55,162
U-Haul Moving Partners, Inc. and Mercury Partners, LP (b)	WPC	12%	34,627	35,897
BPS Nevada, LLC (b) (e)	Third Party	15%	23,448	23,455
Bank Pekao S.A. (a) (b)	CPA:18 – Global	50%	23,213	25,582
State Farm Automobile Co.(b)	CPA:18 – Global	50%	14,898	16,072
Berry Global Inc. (b)	WPC	50%	13,638	14,476
Tesco Global Aruhazak Zrt. (a) (b)	WPC	49%	9,682	10,707
Eroski Sociedad Cooperativa — Mallorca (a)	WPC	30%	7,301	7,629
Apply Sørco AS (referred to as Apply) (a)	CPA:18 – Global	49%	7,257	6,298
Dick’s Sporting Goods, Inc. (b)	WPC	45%	3,175	3,750
Konzum d.d. (referred to as Agrokor) (a) (b)	CPA:18 – Global	20%	3,065	3,433
			355,204	370,530
Self Storage:
Alan Jathoo JV (Multi) LLC (b)	Third Party	90%	56,701	—
			56,701	—
All Other:
BG LLH, LLC (b) (e)	Third Party	6%	39,612	38,724
			39,612	38,724
			$451,517	$409,254
__________

(a)	Carrying value of investment was impacted by fluctuations in the exchange rate of the applicable foreign currency.

(b)	This investment was a VIE.

(c)
In September 2018, WPC entered into an agreement with a third party to sell nine of the 37 Hellweg 2 properties for a net sales price of $183.8 million. These properties had an aggregate asset carrying value of $108.7 million, of which $35.9 million represented our proportionate interest at September 30, 2018 (amounts were based on the euro exchange rate at that date).

(d)
This investment represented a tenancy-in-common interest, whereby the property was encumbered by debt for which we were jointly and severally liable. The co-obligor was WPC and the amount due under the arrangement was approximately $72.5 million at September 30, 2018. Of this amount, $61.6 million represented the amount we were liable for and was included within the carrying value of this investment at September 30, 2018.

(e)
This investment was reported using the hypothetical liquidation at book value model, which may have been different than pro rata ownership percentages, primarily due to the complex capital structure of the partnership agreement.

Aggregate distributions from our interests in unconsolidated real estate investments were $36.1 million and $44.3 million for the nine months ended September 30, 2018 and 2017, respectively. At September 30, 2018 and December 31, 2017, the unamortized basis differences on our equity investments were $25.4 million and $26.3 million, respectively.

We classified distributions received from equity method investments using the cumulative earnings approach. Distributions received were considered returns on the investment and classified as cash inflows from operating activities. If, however, the investor’s cumulative distributions received, less distributions received in prior periods determined to be returns of investment, exceeded cumulative equity in earning recognized, the excess was considered a return of investment and classified as inflows from investing activities.

Exhibit 99.2 – 17

Notes to Consolidated Financial Statements (Unaudited)

Note 7. Intangible Assets and Liabilities

In-place lease intangibles were included in In-place lease intangible assets in the consolidated financial statements. Above-market rent and below-market ground lease and other (as lessee) intangibles were included in Other intangible assets in the consolidated financial statements. Goodwill was included in Accounts receivable and other assets, net in the consolidated financial statements. Below-market rent and above-market ground lease (as lessee) intangibles were included in Below-market rent and other intangible liabilities, net in the consolidated financial statements.

Intangible assets and liabilities are summarized as follows (in thousands):

		September 30, 2018			December 31, 2017
	Amortization Period (Years)	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite-Lived Intangible Assets
In-place lease	4 – 53	$607,171	$(235,930)	$371,241	$629,961	$(213,641)	$416,320
Above-market rent	7 – 40	96,280	(34,801)	61,479	98,162	(31,533)	66,629
Below-market ground leases and other	55 – 94	12,648	(901)	11,747	12,842	(726)	12,116
		716,099	(271,632)	444,467	740,965	(245,900)	495,065
Indefinite-Lived Intangible Assets
Goodwill		304	—	304	304	—	304
Total intangible assets		$716,403	$(271,632)	$444,771	$741,269	$(245,900)	$495,369

Finite-Lived Intangible Liabilities
Below-market rent	7 – 53	$(81,621)	$24,779	$(56,842)	$(82,259)	$22,121	$(60,138)
Above-market ground lease	49 – 88	(1,145)	70	(1,075)	(1,145)	61	(1,084)
Total intangible liabilities		$(82,766)	$24,849	$(57,917)	$(83,404)	$22,182	$(61,222)

Amortization of below-market rent and above-market rent intangibles was recorded as an adjustment to Rental income; amortization of below-market ground lease and other and above-market ground lease intangibles was included in Property expenses; and amortization of in-place lease intangibles was included in Depreciation and amortization expense on our consolidated financial statements. Amortization of below- and above-market rent intangibles, including the effect of foreign currency translation, decreased Rental income by $1.0 million for the nine months ended September 30, 2018 and increased Rental income by $18.2 million for the nine months ended September 30, 2017. The nine months ended September 30, 2017 included the impact of a below-market rent intangible liability write-off of $15.7 million recognized in conjunction with a lease modification (Note 13). Net amortization expense of all of our other net intangible assets totaled $39.7 million and $34.0 million for the nine months ended September 30, 2018 and 2017, respectively. Net amortization expense for the nine months ended September 30, 2018 included $12.3 million of accelerated amortization that we recognized as a result of bankruptcy proceedings for our Bon-Ton tenant, which rejected the leases of six properties that it previously occupied (Note 8).

Note 8. Fair Value Measurements

The fair value of an asset is defined as the exit price, which is the amount that would either be received when an asset is sold or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance establishes a three-tier fair value hierarchy based on the inputs used in measuring fair value. These tiers are: Level 1, for which quoted market prices for identical instruments are available in active markets, such as money market funds, equity securities, and U.S. Treasury securities; Level 2, for which there are inputs other than quoted prices included within Level 1 that are observable for the instrument, such as certain derivative instruments including interest rate caps, interest rate swaps, foreign currency forward contracts, and foreign currency collars; and Level 3, for securities and other derivative assets that do not fall into Level 1 or Level 2 and for which little or no market data exists, therefore requiring us to develop our own assumptions.

Exhibit 99.2 – 18

Notes to Consolidated Financial Statements (Unaudited)

Items Measured at Fair Value on a Recurring Basis

The methods and assumptions described below were used to estimate the fair value of each class of financial instrument. For significant Level 3 items, we also provided the unobservable inputs.

Derivative Assets — Our derivative assets, which were included in Accounts receivable and other assets, net in the consolidated financial statements, were comprised of interest rate caps, interest rate swaps, foreign currency forward contracts, and stock warrants (Note 9). The interest rate caps, interest rate swaps and foreign currency forward contracts were measured at fair value using readily observable market inputs, such as quotations on interest rates, and were classified as Level 2 as these instruments were custom, over-the-counter contracts with various bank counterparties that were not traded in an active market. The stock warrants were measured at fair value using internal valuation models that incorporated market inputs and our own assumptions about future cash flows. We classified these assets as Level 3 because they were not traded in an active market.

Derivative Liabilities — Our derivative liabilities, which were included in Accounts payable, accrued expenses and other liabilities in the consolidated financial statements, were comprised of interest rate swaps and foreign currency collars (Note 9). These derivative instruments were measured at fair value using readily observable market inputs, such as quotations on interest rates, and were classified as Level 2 because they were custom, over-the-counter contracts with various bank counterparties that were not traded in an active market.

We did not have any transfers into or out of Level 1, Level 2, and Level 3 measurements during the nine months ended September 30, 2018 and 2017. Gains and losses (realized and unrealized) recognized on items measured at fair value on a recurring basis included in earnings were reported within Other gains and (losses) on our consolidated financial statements.

Our other financial instruments had the following carrying values and fair values as of the dates shown (dollars in thousands):

		September 30, 2018		December 31, 2017
	Level	Carrying Value	Fair Value	Carrying Value	Fair Value
Mortgage debt, net (a) (b)	3	$1,802,163	$1,793,274	$1,849,459	$1,864,043
Loans receivable (c) (d)	3	76,034	79,000	110,500	110,500
CMBS (e)	3	994	994	6,548	7,237
___________

(a)	The carrying value of Mortgage debt, net included unamortized deferred financing costs of $6.3 million and $7.9 million at September 30, 2018 and December 31, 2017, respectively.

(b)
We determined the estimated fair value of our Mortgage debt, net using a discounted cash flow model that estimated the present value of future loan payments by discounting such payments at current estimated market interest rates. The estimated market interest rates took into account interest rate risk and the value of the underlying collateral, which included the quality of the collateral, the credit quality of the tenant/obligor, and the time until maturity.

(c)
We determined the estimated fair value of our Loans receivable using a discounted cash flow model with rates that took into account the credit of the tenant/obligor, order of payment tranches, and interest rate risk. We also considered the value of the underlying collateral, taking into account the quality of the collateral, the credit quality of the tenant/obligor, the time until maturity, and the current market interest rate.

(d)	Carrying value amount at September 30, 2018 included the impact of adopting ASU 2017-05 (Note 2).

(e)
At both September 30, 2018 and December 31, 2017, we had two separate tranches of CMBS investments. The carrying values of our CMBS investments were inclusive of impairment charges for both periods presented.

We estimated that our other financial assets and liabilities, including the amounts outstanding under the Senior Credit Facility (Note 10), but excluding net investments in direct financing leases, had fair values that approximated their carrying values at both September 30, 2018 and December 31, 2017.

Exhibit 99.2 – 19

Notes to Consolidated Financial Statements (Unaudited)

Items Measured at Fair Value on a Non-Recurring Basis (Including Impairment Charges and Other Credit Losses)

We periodically assessed whether there were any indicators that the value of our real estate investments may have been impaired or that their carrying value may have not been recoverable. For investments in real estate held for use for which an impairment indicator was identified, we followed a two-step process to determine whether the investment was impaired and to determine the amount of the charge. First, we compared the carrying value of the property’s asset group to the future undiscounted net cash flows that we expected the property’s asset group would generate, including any estimated proceeds from the eventual sale of the property’s asset group. If this amount was less than the carrying value, the property’s asset group was considered to be not recoverable. We then measured the impairment charge as the excess of the carrying value of the property’s asset group over the estimated fair value of the property’s asset group, which was primarily determined using market information such as recent comparable sales, broker quotes, or third-party appraisals. If relevant market information was not available or was not deemed appropriate, we would perform a future net cash flow analysis, discounted for inherent risk associated with each investment. We determined that the significant inputs used to value these investments fell within Level 3 for fair value reporting. As a result of our assessments, we calculated impairment charges based on market conditions and assumptions. The valuation of real estate was subject to significant judgment and actual results may have differed materially if market conditions or the underlying assumptions changed.

The following table presents information about the assets for which we recorded impairment charges and other credit losses that were measured at fair value on a non-recurring basis (in thousands):

	Nine Months Ended September 30, 2018		Nine Months Ended September 30, 2017
	Fair Value Measurements	Total Impairment Charges and Other Credit Losses	Fair Value Measurements	Total Impairment Charges and Other Credit Losses
Impairment Charges and Other Credit Losses
Real estate — Land, buildings and improvements	$28,740	$14,200	$4,719	$4,519
Net investments in direct financing leases	4,043	14,619	—	—
CMBS	994	5,554	637	276
Equity investments in real estate	—	—	11,589	8,805
		$34,373		$13,600

Exhibit 99.2 – 20

Notes to Consolidated Financial Statements (Unaudited)

Real Estate/Direct Financing Leases

During the nine months ended September 30, 2018, our Bon-Ton tenant informed us that it had filed for bankruptcy and vacated the six domestic properties it occupied as of August 31, 2018. Of the six properties, four were classified as real estate subject to operating leases and two were classified as direct financing leases. As a result of this information, and with the expectation that we would not be able to replace the tenant at these properties upon the vacancy, we recognized impairment charges totaling $14.2 million on the four properties classified as real estate subject to operating leases for the nine months ended September 30, 2018 to reduce the carrying values of the properties to their estimated fair values totaling approximately $28.7 million. The fair value measurement related to the impairment charges was determined by estimating discounted cash flows using three significant unobservable inputs, which were the cash flow discount rate, the residual discount rate, and the residual capitalization rate, equal to 11.0%, 11.0%, and 10.0%, respectively. Significant increases or decreases to these inputs would have resulted in a significant change in the fair value measurement.

In addition to the above, we assessed the carrying values of the two direct financing leases for recoverability and, as a result of the decreased expected cash flows, we determined that the carrying values of the properties were not fully recoverable and recognized an allowance for credit losses totaling $14.6 million during the nine months ended September 30, 2018 to reflect the change in estimated future cash flows. At September 30, 2018, the estimated fair value of the buildings and improvements originally classified as direct financing leases was $4.0 million, and was reclassified to Real estate — Land, buildings and improvements on our consolidated financial statements (Note 5). The fair value measurement related to the credit losses was determined by estimating the average discounted cash flows using three significant unobservable inputs, which were the cash flow discount rate, the residual discount rate, and the residual capitalization rate, equal to 10.3%, 10.3%, and 9.1%, respectively.

During the nine months ended September 30, 2017, we were notified by the tenant occupying a property that we previously owned with an affiliate, located in Waldaschaff, Germany, that the tenant would not be renewing its lease. As a result of this information, and with the expectation that we would not be able to replace the tenant upon the lease expiration (primarily due to, among other things, the remote location of the facility and certain environmental concerns), we recognized an impairment charge of $4.5 million, which included $1.5 million attributable to a noncontrolling interest (amounts were based on the exchange rate of the euro at the date of impairment). The fair value of the property of approximately $4.7 million was determined by estimating discounted cash flows using a discount rate of 9.75%, which was considered a significant unobservable input. Significant increases or decreases to this input would have resulted in a significant change in the fair value measurement. We sold this facility in August 2018 (Note 13).

CMBS

During the nine months ended September 30, 2018, we incurred other-than-temporary impairment charges of $5.6 million on certain tranches in our CMBS portfolio to reduce their carrying values to their estimated fair values due to defaults of certain underlying loans during that period. The fair value of the CMBS portfolio after the impairment charge approximated $1.0 million.

During the nine months ended September 30, 2017, we incurred other-than-temporary impairment charges on certain tranches in our CMBS portfolio totaling $0.3 million to reduce their carrying values to their estimated fair values as a result of non-performance.

The fair value measurements related to the impairment charges were derived from third-party appraisals, which were based on input from dealers, buyers, and other market participants, as well as updates on prepayments, losses, and delinquencies within our CMBS portfolio.

Equity Investments in Real Estate

During the nine months ended September 30, 2017, we recognized an other-than-temporary impairment charge of $6.3 million on our Apply investment, to reduce the carrying value of a property held by the jointly owned investment to its estimated fair value due to a lease restructuring with the tenant that was executed in September 2017. The fair value measurement related to the impairment charge was determined by estimating discounted cash flows using three significant unobservable inputs, which were the cash flow discount rate, the residual discount rate, and the residual capitalization rate equal to 9.3%, 7.8%, and 6.8%, respectively. Significant increases or decreases to these inputs in isolation would have resulted in a significant change in the fair value measurement.

Exhibit 99.2 – 21

Notes to Consolidated Financial Statements (Unaudited)

During the nine months ended September 30, 2017, we recognized an other-than-temporary impairment charge of $2.5 million on our Agrokor investment, to reduce the carrying value of a property held by the jointly owned investment to its estimated fair value due to a decline in market conditions. The fair value measurement related to the impairment charge was determined by estimating discounted cash flows using three significant unobservable inputs, which were the cash flow discount rate, the residual discount rate, and the residual capitalization rate equal to 12.4%, 10.9%, and 10.4%, respectively. Significant increases or decreases to these inputs in isolation would have resulted in a significant change in the fair value measurement.

Note 9. Risk Management and Use of Derivative Financial Instruments

Risk Management

In the normal course of our ongoing business operations, we encountered economic risk. There were four main components of economic risk that impacted us: interest rate risk, credit risk, market risk, and foreign currency risk. We were primarily subject to interest rate risk on our interest-bearing liabilities, including the Senior Credit Facility (Note 10). Credit risk was the risk of default on our operations and our tenants’ inability or unwillingness to make contractually required payments. Market risk included changes in the value of our properties and related loans, as well as changes in the value of our other investments due to changes in interest rates or other market factors. We owned investments in Europe and Asia and were subject to risks associated with fluctuating foreign currency exchange rates.

Derivative Financial Instruments

When we used derivative instruments, it was generally to reduce our exposure to fluctuations in interest rates and foreign currency exchange rate movements. We did not enter into financial instruments for trading or speculative purposes. In addition to entering into derivative instruments on our own behalf, we were party to derivative instruments that were embedded in other contracts and were granted common stock warrants by lessees when structuring lease transactions, which were considered to be derivative instruments. The primary risks related to our use of derivative instruments included: (i) a counterparty to a hedging arrangement defaulting on its obligation and (ii) a downgrade in the credit quality of a counterparty to such an extent that our ability to sell or assign our side of the hedging transaction was impaired. While we sought to mitigate these risks by entering into hedging arrangements with large financial institutions that we deemed to be creditworthy, it is possible that our hedging transactions, which were intended to limit losses, could have adversely affected our earnings. Furthermore, if we terminated a hedging arrangement, we may have been obligated to pay certain costs, such as transaction or breakage fees. We established policies and procedures for risk assessment, as well as the approval, reporting, and monitoring of derivative financial instrument activities.

We measured derivative instruments at fair value and recorded them as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. Derivatives that were not designated as hedges were adjusted to fair value through earnings. For a derivative designated, and that qualified, as a cash flow hedge, the effective portion of the change in fair value of the derivative was recognized in Other comprehensive (loss) income until the hedged item was recognized in earnings. For a derivative designated, and that qualified, as a net investment hedge, the effective portion of the change in the fair value and/or the net settlement of the derivative was reported in Other comprehensive (loss) income as part of the cumulative foreign currency translation adjustment. The ineffective portion of the change in fair value of any derivative was immediately recognized in earnings.

All derivative transactions with an individual counterparty were governed by a master International Swap and Derivatives Association agreement, which was considered as a master netting arrangement; however, we reported all of our derivative instruments on a gross basis on our consolidated financial statements. At both September 30, 2018 and December 31, 2017, no cash collateral had been posted or received for any of our derivative positions.

Exhibit 99.2 – 22

Notes to Consolidated Financial Statements (Unaudited)

The following table sets forth certain information regarding our derivative instruments (in thousands):

Derivatives Designated as Hedging Instruments		Asset Derivatives Fair Value at		Liability Derivatives Fair Value at
	Balance Sheet Location	September 30, 2018	December 31, 2017	September 30, 2018	December 31, 2017
Foreign currency forward contracts	Accounts receivable and other assets, net	$12,821	$14,382	$—	$—
Interest rate swaps	Accounts receivable and other assets, net	1,587	314	—	—
Interest rate caps	Accounts receivable and other assets, net	121	201	—	—
Interest rate swaps	Accounts payable, accrued expenses and other liabilities	—	—	(1,690)	(3,852)
Foreign currency collars	Accounts payable, accrued expenses and other liabilities	—	—	(784)	(1,431)
Derivatives Not Designated as Hedging Instruments
Stock warrants	Accounts receivable and other assets, net	1,914	1,815	—	—
Foreign currency forward contracts	Accounts receivable and other assets, net	348	86	—	—
Interest rate swap	Accounts payable, accrued expenses and other liabilities	—	—	(103)	(128)
Total derivatives		$16,791	$16,798	$(2,577)	$(5,411)

The following tables present the impact of our derivative instruments in the consolidated financial statements (in thousands):

	Amount of Gain (Loss) Recognized on Derivatives in Other Comprehensive (Loss) Income (Effective Portion) (a)
	Nine Months Ended September 30,
Derivatives in Cash Flow Hedging Relationships	2018	2017
Interest rate swaps	$3,454	$948
Foreign currency forward contracts	(1,505)	(18,238)
Foreign currency collars	661	(1,605)
Interest rate caps	(54)	(473)
Derivatives in Net Investment Hedging Relationships (b)
Foreign currency collar	(1)	(23)
Foreign currency forward contracts	—	(204)
Total	$2,555	$(19,595)

		Amount of Gain (Loss) Reclassified from Other Comprehensive (Loss) Income into Income (Effective Portion)
Derivatives in Cash Flow Hedging Relationships	Location of Gain (Loss) Reclassified to Income	Nine Months Ended September 30,
		2018	2017
Foreign currency forward contracts	Other gains and (losses)	$5,287	$5,968
Interest rate swaps	Interest expense	(1,023)	(1,878)
Interest rate caps	Interest expense	(49)	—
Total		$4,215	$4,090
__________

(a)
Excludes net gains of $0.9 million on unconsolidated jointly owned investments for the nine months ended September 30, 2018, and net losses of $0.1 million for the nine months ended September 30, 2017.

Exhibit 99.2 – 23

Notes to Consolidated Financial Statements (Unaudited)

(b)	The effective portion of the change in fair value and the settlement of these contracts were reported in the foreign currency translation adjustment section of Other comprehensive (loss) income.

Amounts reported in Other comprehensive (loss) income related to interest rate swaps were reclassified to Interest expense as interest was incurred on our variable-rate debt. Amounts reported in Other comprehensive (loss) income related to foreign currency derivative contracts were reclassified to Other gains and (losses) when the hedged foreign currency contracts were settled. At September 30, 2018, we estimated that an additional $1.4 million and $7.6 million would be reclassified as interest expense and as Other gains and (losses), respectively, during the next 12 months.

The following table presents the impact of our derivative instruments in the consolidated financial statements (in thousands):

Derivatives Not in Cash Flow Hedging Relationships	Location of Gain (Loss) Recognized in Income	Amount of Gain (Loss) Recognized in Income on Derivatives
		Nine Months Ended September 30,
		2018	2017
Foreign currency forward contracts	Other gains and (losses)	$297	$(26)
Stock warrants	Other gains and (losses)	99	(99)
Interest rate swap	Interest expense	(23)	8
Swaption	Other gains and (losses)	—	(220)
Derivatives in Cash Flow Hedging Relationships (a)
Interest rate swaps	Interest expense	22	113
Foreign currency collars	Other gains and (losses)	(13)	(7)
Total		$382	$(231)
__________

(a)	Related to the ineffective portion of the hedging relationship.

See below for information regarding why we entered into our derivative instruments and concerning derivative instruments owned by unconsolidated investments, which were excluded from the tables above.

Interest Rate Swaps, Caps, and Swaption

We were exposed to the impact of interest rate changes primarily through our borrowing activities. To limit this exposure, we attempted to obtain non-recourse mortgage financing on a long-term, fixed-rate basis. However, from time to time, we or our joint investment partners obtained variable-rate non-recourse mortgage loans and, as a result, entered into swaptions, interest rate swap agreements or interest rate cap agreements with counterparties. Interest rate swaps, which effectively converted the variable rate debt service obligations of a loan to a fixed rate, were agreements in which one party exchanged a stream of interest payments for a counterparty’s stream of cash flow over a specific period. The notional, or face, amount on which the swaps were based was not exchanged. Interest rate caps limited the effective borrowing rate of variable rate debt obligations while allowing participants to share downward shifts in interest rates. A swaption gave us the right but not the obligation to enter into an interest rate swap, of which the terms and conditions were set on the trade date, on a specified date in the future. Our objective in using these derivatives was to limit our exposure to interest rate movements.

Exhibit 99.2 – 24

Notes to Consolidated Financial Statements (Unaudited)

The interest rate swaps and caps that our consolidated subsidiaries had outstanding at September 30, 2018 are summarized as follows (currency in thousands):

Interest Rate Derivatives	Number of Instruments	Notional Amount		Fair Value at September 30, 2018 (a)
Designated as Cash Flow Hedging Instruments
Interest rate swaps	3	65,557	EUR	$(353)
Interest rate swaps	12	122,155	USD	250
Interest rate cap	1	75,000	USD	58
Interest rate caps	4	132,536	EUR	56
Interest rate cap	1	6,394	GBP	7
Not Designated as Hedging Instrument
Interest rate swap	1	4,755	EUR	(103)
				$(85)
__________

(a)	Fair value amount was based on the exchange rate of the euro or British pound sterling at September 30, 2018, as applicable.

Foreign Currency Contracts

We were exposed to foreign currency exchange rate movements, primarily in the euro and, to a lesser extent, the British pound sterling, the Japanese yen, and the Norwegian krone. We managed foreign currency exchange rate movements by generally placing our debt service obligation on an investment in the same currency as the tenant’s rental obligation to us. This reduced our overall exposure to the net cash flow from that investment. However, we were subject to foreign currency exchange rate movements to the extent that there was a difference in the timing and amount of the rental obligation and the debt service. Realized and unrealized gains and losses recognized in earnings related to foreign currency transactions were included in Other gains and (losses) in the consolidated financial statements.

In order to hedge certain of our foreign currency cash flow exposures, we entered into foreign currency forward contracts and collars. A foreign currency forward contract was a commitment to deliver a certain amount of currency at a certain price on a specific date in the future. A foreign currency collar consisted of a written call option and a purchased put option to sell the foreign currency at a range of predetermined exchange rates. By entering into forward contracts and holding them to maturity, we were locked into a future currency exchange rate for the term of the contract. A foreign currency collar guaranteed that the exchange rate of the currency would not fluctuate beyond the range of the options’ strike prices. At September 30, 2018, our foreign currency forward contracts and foreign currency collars had maturities of 77 months or less.

Exhibit 99.2 – 25

Notes to Consolidated Financial Statements (Unaudited)

The following table presents the foreign currency derivative contracts we had outstanding and their designations at September 30, 2018 (currency in thousands):

Foreign Currency Derivatives	Number of Instruments	Notional Amount		Fair Value at September 30, 2018
Designated as Cash Flow Hedging Instruments
Foreign currency forward contracts	23	58,143	EUR	$12,789
Foreign currency collars	2	15,100	EUR	(746)
Foreign currency collars	3	2,000	NOK	(17)
Not Designated as Hedging Instruments
Foreign currency forward contracts	6	1,455	EUR	291
Foreign currency forward contracts	6	4,359	NOK	57
Designated as Net Investment Hedging Instruments
Foreign currency forward contracts	1	2,468	NOK	32
Foreign currency collar	1	2,500	NOK	(21)
				$12,385

Credit Risk-Related Contingent Features

We measured our credit exposure on a counterparty basis as the net positive aggregate estimated fair value of our derivatives, net of any collateral received. No collateral was received as of September 30, 2018. At September 30, 2018, our total credit exposure was $13.1 million and the maximum exposure to any single counterparty was $7.9 million.

Some of the agreements with our derivative counterparties contained cross-default provisions that could trigger a declaration of default on our derivative obligations if we defaulted, or were capable of being declared in default, on certain of our indebtedness. At September 30, 2018, we were not in default on any of our derivative obligations. The estimated fair value of our derivatives that were in a net liability position was $2.6 million and $5.6 million at September 30, 2018 and December 31, 2017, respectively, which included accrued interest and any nonperformance risk adjustments. If we had breached any of these provisions at September 30, 2018 or December 31, 2017, we would have been required to settle our obligations under these agreements at their aggregate termination value of $2.7 million and $5.7 million, respectively.

Note 10. Debt

Mortgage Debt, Net

Mortgage debt, net consists of mortgage notes payable, which were primarily non-recourse and collateralized by the assignment of real estate properties. At September 30, 2018, our mortgage notes payable bore interest at fixed annual rates ranging from 1.9% to 7.4% and variable contractual annual rates ranging from 1.3% to 6.0%, with maturity dates ranging from November 2018 to 2031.

Financing Activity During 2018

During the nine months ended September 30, 2018, we repaid a total of $7.4 million of principal to cure breaches of loan-to-value covenants on two of our non-recourse mortgage loans (amount was based on the exchange rate of the euro as of the date of repayment). In addition, we repaid one non-recourse mortgage loan totaling $3.1 million at its maturity date (amount was based on the exchange rate of the euro as of the date of repayment).

At September 30, 2018, we were in default due to non-payment on the $57.0 million non-recourse mortgage loan encumbering the six properties previously occupied by our Bon-Ton tenant (Note 8). Discussions with the lender are currently ongoing to amend the terms of the loan agreement, although there can be no assurance that we will be able to do so on favorable terms, if at all.

Exhibit 99.2 – 26

Notes to Consolidated Financial Statements (Unaudited)

Senior Credit Facility

On August 26, 2015, we entered into a Credit Agreement with J.P. Morgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and a syndicate of other lenders, which we refer to herein as the Credit Agreement. The Credit Agreement was amended on March 31, 2016 to clarify the Restricted Payments covenant (see below); no other terms were changed. The Credit Agreement provided for a $200.0 million senior unsecured revolving credit facility, or the Revolver, and a $50.0 million delayed-draw term loan facility, or the Term Loan. We refer to the Revolver and the Term Loan together as the Senior Credit Facility, which had a maximum aggregate principal amount of $250.0 million and, subject to lender approval, an accordion feature of $250.0 million. The Senior Credit Facility was initially scheduled to mature on August 26, 2018, subject to two 12-month extension periods. On July 24, 2018, we entered into a second amendment to the Credit Agreement to exercise one of our two options to extend the maturity date of the Senior Credit Facility for an additional 12-month period, which was then scheduled to mature on August 26, 2019. On October 31, 2018, subsequent to the effectiveness of the Merger, WPC fully repaid all obligators under the Senior Credit Facility (Note 15).

The Senior Credit Facility provided for an annual interest rate of either (i) the Eurocurrency Rate or (ii) the Base Rate, in each case plus the Applicable Rate (each as defined in the Credit Agreement). With respect to the Revolver, the Applicable Rate on Eurocurrency loans and letters of credit ranged from 1.50% to 2.25% (based on London Interbank Offered Rate, or LIBOR) and the Applicable Rate on Base Rate loans ranged from 0.50% to 1.25% (as defined in the Credit Agreement), depending on our leverage ratio. With respect to the Term Loan, the Applicable Rate on Eurocurrency loans and letters of credit ranged from 1.45% to 2.20% (based on LIBOR) and the Applicable Rate on Base Rate loans ranged from 0.45% to 1.20% (as defined in the Credit Agreement), depending on our leverage ratio. In addition, we paid a fee of either 0.15% or 0.30% on the unused portion of the Senior Credit Facility. If usage of the Senior Credit Facility was equal to or greater than 50% of the Aggregate Commitments, the Unused Fee Rate would have been 0.15%, and if usage of the Senior Credit Facility was less than 50% of the Aggregate Commitments, the Unused Fee Rate would have been 0.30%. In connection with the transaction, we incurred costs of $1.9 million, which were amortized to interest expense over the remaining term of the Senior Credit Facility.

The following table presents a summary of our Senior Credit Facility (dollars in thousands):

	Interest Rate at	Outstanding Balance at
Senior Credit Facility, Net	September 30, 2018	September 30, 2018	December 31, 2017
Term Loan (a)	LIBOR + 1.45%	$50,000	$49,915
Revolver:
Revolver — borrowing in U.S dollars	3.69%	60,000	—
Revolver — borrowing in yen (b)	1.50%	20,294	22,047
Revolver — borrowing in euros	N/A	—	29,969
		$130,294	$101,931
__________

(a)	Included unamortized deferred financing costs and discounts.

(b)	Amounts were based on the exchange rate of the yen at September 30, 2018.

On September 30, 2016, we exercised the delayed draw option on our Term Loan and borrowed $50.0 million. The Term Loan bore interest at LIBOR + 1.45%. The Revolver and Term Loan were used for our working capital needs and for new investments, as well as for general corporate purposes. During the nine months ended September 30, 2018, we drew down $95.6 million from our Senior Credit Facility and repaid $66.4 million (amounts are based on the exchange rate of the euro or yen, as applicable, on the date of each draw/repayment).

We were required to ensure that the total Restricted Payments (as defined in the amended Credit Agreement) in an aggregate amount in any fiscal year does not exceed the greater of 95% of MFFO and the amount of Restricted Payments required in order for us to (i) maintain our REIT status and (ii) avoid the payment of federal or state income or excise tax. Restricted Payments included quarterly dividends and the total amount of shares repurchased by us, if any, in excess of $100.0 million per year. In addition to placing limitations on dividend distributions and share repurchases, the Credit Agreement also stipulated certain customary financial covenants. We were in compliance with all such covenants at September 30, 2018.

Exhibit 99.2 – 27

Notes to Consolidated Financial Statements (Unaudited)

Scheduled Debt Principal Payments

As of September 30, 2018, scheduled debt principal payments for the remainder of 2018, each of the next four calendar years following December 31, 2018 and thereafter through 2031 were as follows (in thousands):

Years Ending December 31,	Total
2018 (remainder)	$42,096
2019 (a)	203,506
2020	424,531
2021	446,038
2022	347,845
Thereafter through 2031	478,975
Total principal payments	1,942,991
Deferred financing costs	(6,306)
Unamortized discount, net	(4,228)
Total	$1,932,457
__________

(a)
Includes the $50.0 million Term Loan and $80.3 million Revolver outstanding at September 30, 2018 under our Senior Credit Facility. On July 24, 2018, we entered into a second amendment to the Credit Agreement to exercise one of our two options to extend the maturity of the Senior Credit Facility for an additional 12-month period, from August 26, 2018 to August 26, 2019. On October 31, 2018, subsequent to the effectiveness of the Merger, WPC fully repaid all obligators under the Senior Credit Facility (Note 15).

Certain amounts in the table above were based on the applicable foreign currency exchange rate at September 30, 2018. The carrying value of our Debt, net decreased by $20.3 million from December 31, 2017 to September 30, 2018 due to the strengthening of the U.S. dollar relative to foreign currencies, particularly the euro, during the same period.

Note 11. Commitments and Contingencies

At September 30, 2018, we were not involved in any material litigation. Various claims and lawsuits arising in the normal course of business were pending against us. The results of these proceedings were not expected to have a material adverse effect on our consolidated financial position or results of operations.

See Note 4 for unfunded construction commitments.

Exhibit 99.2 – 28

Notes to Consolidated Financial Statements (Unaudited)

Note 12. Equity

Reclassifications Out of Accumulated Other Comprehensive Loss

The following tables present a reconciliation of changes in Accumulated other comprehensive loss by component for the periods presented (in thousands):

	Nine Months Ended September 30, 2018
	Gains and (Losses) on Derivative Instruments	Gains and (Losses) on Marketable Investments	Foreign Currency Translation Adjustments	Total
Beginning balance	$9,087	$(15)	$(87,492)	$(78,420)
Other comprehensive loss before reclassifications	7,611	—	(34,884)	(27,273)
Amounts reclassified from accumulated other comprehensive loss to:
Interest expense	1,072	—	—	1,072
Other gains and (losses)	(5,287)	—	—	(5,287)
Total	(4,215)	—	—	(4,215)
Net current-period Other comprehensive loss	3,396	—	(34,884)	(31,488)
Net current-period Other comprehensive loss attributable to noncontrolling interests	—	—	626	626
Ending balance	$12,483	$(15)	$(121,750)	$(109,282)

	Nine Months Ended September 30, 2017
	Gains and (Losses) on Derivative Instruments	Gains and (Losses) on Marketable Investments	Foreign Currency Translation Adjustments	Total
Beginning balance	$29,549	$(48)	$(186,177)	$(156,676)
Other comprehensive income before reclassifications	(15,395)	32	87,898	72,535
Amounts reclassified from accumulated other comprehensive loss to:
Interest expense	1,878	—	—	1,878
Other gains and (losses)	(5,968)	—	—	(5,968)
Total	(4,090)	—	—	(4,090)
Net current-period Other comprehensive income	(19,485)	32	87,898	68,445
Net current-period Other comprehensive income attributable to noncontrolling interests	—	—	(1,989)	(1,989)
Ending balance	$10,064	$(16)	$(100,268)	$(90,220)

See Note 9 for additional information on our derivative activity recognized within Other comprehensive (loss) income for the periods presented.

Distributions

During the third quarter of 2018, our board of directors declared a quarterly distribution of $0.1625 per share, which was paid on October 15, 2018 to stockholders of record on September 28, 2018, in the amount of $57.3 million. Distributions were declared at the discretion of our board of directors and were not guaranteed.

During the nine months ended September 30, 2018, our board of directors declared distributions in the aggregate amount of $171.8 million, which equates to $0.4875 per share.

Exhibit 99.2 – 29

Notes to Consolidated Financial Statements (Unaudited)

Note 13. Property Dispositions

We had an active capital recycling program, with the goal of extending the average lease term through reinvestment, improving portfolio credit quality through dispositions and acquisitions of assets, increasing the asset criticality factor in our portfolio, and/or executing strategic dispositions of assets. We disposed of properties due to vacancy, tenants electing not to renew their leases, tenant insolvency, or lease rejection in the bankruptcy process. In such cases, we assessed whether we could obtain the highest value from the property by selling it, as opposed to re-leasing it. We also sold properties when we received an unsolicited offer or negotiated a price for an investment that was consistent with our strategy for that investment. When it was appropriate to do so, we classified the property as an asset held for sale on our consolidated balance sheet.

2018 Disposition

In August 2018, we sold a property located in Waldaschaff, Germany, for $7.7 million, net of selling costs, and recorded a gain on sale of $4.3 million that was recorded under the full accrual method, of which $1.4 million was attributable to a noncontrolling interest (amounts were based on the exchange rate of the euro on the date of disposition).

2017 Dispositions

During the second quarter of 2017, we sold three properties for total proceeds of $14.6 million, net of selling costs, and recorded an aggregate gain on sale of $1.2 million (amounts were based on the euro exchange rate on the applicable date of disposition), which was recorded under the full accrual method.

I-drive Property Disposition and I-drive Wheel Restructuring

In 2012, we entered into a contract for the construction of a domestic build-to-suit project with IDL Master Tenant, LLC, a developer, for the construction of the I-drive Property and the I-drive Wheel at that location. We had accounted for the construction of the I-drive Property as Real estate under construction. The funding for the construction of the I-drive Wheel was provided by the I-drive Wheel Loan. Pursuant to the accounting guidance regarding ADC Arrangements, we accounted for the I-drive Wheel Loan under the equity method of accounting as the characteristics of the arrangement with the third-party developer were more similar to a jointly owned investment or partnership rather than a loan. During 2015, the construction on both the I-drive Property and the I-drive Wheel were completed and they were placed into service.

On March 17, 2017, the developer exercised its purchase option and acquired the I-drive Property for a purchase price of $117.5 million (net proceeds of $23.5 million). The $60.0 million non-recourse mortgage loan encumbering the I-drive Property was repaid at closing by the developer. In connection with the disposition, we provided seller financing in the form of a $34.0 million mezzanine loan, which was considered to be a non-cash investing activity, and the sale was accounted for under the cost recovery method. As a result, the $2.1 million gain on sale was deferred during the first quarter of 2017. As a result of the adoption of ASU 2017-05 (Note 2), we recognized a cumulative effect adjustment to recognize the deferred gain on our opening balance sheet as of January 1, 2018.

In addition to the sale of the I-drive Property, we restructured the I-drive Wheel Loan on March 17, 2017. In connection with the restructuring of the I-drive Wheel Loan, we determined that the loan no longer qualified as an ADC Arrangement and should no longer be accounted for as an equity investment. As a result, we reclassified the aggregate loan balance noted above to loans receivable, included in Accounts receivable and other Assets, net, which was a non-cash investing activity. A deferred gain of $16.4 million was recorded during the first quarter of 2017, which was the difference between the fair value of the remaining $35.0 million loan and the $18.6 million carrying value of our previously held equity investment on March 17, 2017. As a result of the adoption of ASU 2017-05 (Note 2), we recognized a $6.0 million cumulative effect adjustment to partially recognize the deferred gain within our opening balance sheet as of January 1, 2018. The remaining portion of the deferred gain would be recognized into income through the accretion of the loan balance during the remaining life of the loan.

Exhibit 99.2 – 30

Notes to Consolidated Financial Statements (Unaudited)

KBR Property Disposition

In August 2016, we simultaneously entered into two agreements with one of our tenants, KBR, Inc., to amend the lease at one property and terminate the lease at another property, both located in Houston, Texas. The lease modification and lease termination were contingent upon one another and became effective upon disposing of one net-lease property on March 13, 2017. Upon disposition, we received proceeds of $14.1 million, net of closing costs, and recognized a gain on sale, net of tax, of $1.6 million during the nine months ended September 30, 2017, which was recorded under the full accrual method. In addition, as a result of the aforementioned lease modification, contractual rents were renegotiated to be at market and the existing below-market rent lease liability of $15.7 million was written off and recognized in Rental income during the nine months ended September 30, 2017 (Note 7). In addition, as a result of the termination of the lease noted above, we accelerated amortization of the below-market rent lease intangible liabilities of $3.3 million that were also recognized in Rental income during the nine months ended September 30, 2017.

Exhibit 99.2 – 31

Notes to Consolidated Financial Statements (Unaudited)

Note 14. Segment Reporting

We operated in two reportable business segments: Net Lease and Self Storage. Our Net Lease segment included our domestic and foreign investments in net-leased properties, whether they were accounted for as operating or direct financing leases. Our Self Storage segment was comprised of our investments in self-storage properties. In addition, we had investments in loans receivable, CMBS, one hotel, and certain other properties, which were included in our All Other category. The following tables present a summary of comparative results and assets for these business segments (in thousands):

	Nine Months Ended September 30,
	2018	2017
Net Lease
Revenues (a) (b)	$282,125	$301,878
Operating expenses (c) (d)	(168,426)	(114,260)
Interest expense	(53,457)	(58,475)
Other income and (expenses), excluding interest expense (e)	23,639	3,834
Provision for income taxes	(2,488)	(68)
Gain on sale of real estate, net of tax	4,370	2,871
Net income attributable to noncontrolling interests	(11,419)	(9,895)
Net income attributable to CPA:17 – Global	$74,344	$125,885
Self Storage
Revenues	$27,982	$26,902
Operating expenses	(15,935)	(19,998)
Interest expense	(6,063)	(5,802)
Other income and (expenses), excluding interest expense	(530)	(260)
Provision for income taxes	(132)	(90)
Net income attributable to CPA:17 – Global	$5,322	$752
All Other
Revenues (f)	$20,276	$8,134
Operating expenses (g) (h)	(19,863)	(335)
Interest expense	21	—
Other income and (expenses), excluding interest expense	1,761	(5,065)
Benefit from (provision for) income taxes	2,002	(2,030)
Net loss attributable to noncontrolling interests	2,820	—
Net income attributable to CPA:17 – Global	$7,017	$704
Corporate
Unallocated Corporate Overhead (i)	$(37,363)	$(14,555)
Net income attributable to noncontrolling interests — Available Cash Distributions	$(18,611)	$(19,240)
Total Company
Revenues	$330,383	$336,914
Operating expenses	(241,529)	(168,509)
Interest expense	(62,689)	(66,619)
Other income and (expenses), excluding interest expense	28,657	20,754
Provision for income taxes	(1,273)	(2,730)
Gain on sale of real estate, net of tax	4,370	2,871
Net income attributable to noncontrolling interests	(27,210)	(29,135)
Net income attributable to CPA:17 – Global	$30,709	$93,546

Exhibit 99.2 – 32

Notes to Consolidated Financial Statements (Unaudited)

	Total Assets at
	September 30, 2018	December 31, 2017
Net Lease	$3,843,413	$3,980,445
Self-Storage (j)	295,146	241,438
All Other	230,035	277,702
Corporate	57,248	87,885
Total Company	$4,425,842	$4,587,470
___________

(a)
Included a $15.7 million write-off of a below-market rent lease intangible liability pertaining to our KBR, Inc. properties that was recognized in Rental income as a result of a lease modification during the nine months ended September 30, 2017. In addition, as a result of a lease termination, we accelerated amortization of the below-market rent lease intangible liabilities of $3.3 million that was also recognized in Rental income during the nine months ended September 30, 2017 (Note 13).

(b)
We recognized straight-line rent adjustments of $4.2 million and $10.6 million during the nine months ended September 30, 2018 and 2017, respectively. The straight-line rent adjustments for the nine months ended September 30, 2018 were reduced by a write-off of $2.9 million related to the Bon-Ton tenant, which informed us that it had filed for bankruptcy and vacated the properties it occupied as of August 31, 2018 (Note 8).

(c)
Amounts during the nine months ended September 30, 2018 included Impairment charges and other credit losses totaling $28.8 million related to the six properties that were occupied by our Bon-Ton tenant, which informed us that it had filed for bankruptcy and vacated the properties it occupied as of August 31, 2018 (Note 8). In addition, we recognized an impairment charge of $4.5 million related to a net-leased property during the nine months ended September 30, 2017 (Note 8).

(d)
In April 2017, the Croatian government passed a special law assisting the restructuring of companies considered of systemic significance in Croatia. This law directly impacted our Agrokor tenant, which was experiencing financial distress and received a credit downgrade from both Standard & Poor’s and Moody’s. As a result of the financial difficulties and the uncertainty regarding future rent collections from the tenant, we recorded bad debt expense of $15.7 million and $4.8 million during the nine months ended September 30, 2018 and 2017, respectively. In July 2018, the creditors of Agrokor reached a settlement plan to attempt to restructure the company, but as of the date of this Report, we were unable to assess the potential impact of that plan on our investment.

(e)	During the nine months ended September 30, 2017, we recorded impairment charges on our equity method investments totaling $8.8 million (Note 8).

(f)	Amount included the impact of adopting ASU 2017-05 (Note 2), which resulted in the recognition of $7.4 million of accretion into income during the nine months ended September 30, 2018.

(g)
Included an impairment charge of $5.6 million related to our CMBS investments (Note 8) recognized during the nine months ended September 30, 2018 and $0.3 million for the nine months ended September 30, 2017.

(h)
Included an allowance for bad debt totaling $2.0 million for the nine months ended September 30, 2018 related to the delay in collecting our outstanding insurance receivables on our Shelborne Hotel investment (Note 4).

(i)
Included in unallocated corporate overhead were asset management fees and general and administrative expenses, as well as interest expense and other charges related to our Senior Credit Facility. These expenses were calculated and reported at the portfolio level and not evaluated as part of any segment’s operating performance.

(j)	Included the impact of our joint venture investment to acquire a 90% interest in a self-storage portfolio (Note 6).

Note 15. Subsequent Event

We evaluated the activity of CPA:17 – Global through November 16, 2018, the date of this Report, and concluded that the following subsequent event required disclosure in the Notes to the Consolidated Financial Statements.

Merger

On October 29, 2018, the Merger and related transactions were approved by our stockholders and the stockholders of WPC, and the Merger became effective on October 31, 2018. Our stockholders (excluding WPC and its subsidiaries) received 0.160 shares of WPC common stock in exchange for their shares of our common stock. Based on our outstanding common stock of 336,715,969 shares on October 31, 2018 (which excluded 16,131,967 shares held by WPC and its subsidiaries), WPC issued 53,849,087 shares of its common stock in exchange for the shares of our common stock it did not own. The aggregate value of such shares issued in the Merger was $3.6 billion, based on the closing price of WPC common stock on October 31, 2018 of

Exhibit 99.2 – 33

Notes to Consolidated Financial Statements (Unaudited)

$66.01 per share. No fractional shares were issued in the Merger and our stockholders received an aggregate of $1.7 million in cash in lieu of any such fractional shares. Additionally, immediately after the Merger became effective, WPC repaid in full the $180.3 million balance on our Senior Credit Facility on October 31, 2018.

Exhibit 99.2 – 34